                                                                    EXHIBIT 99.1

[WMS INDUSTRIES INC. LOGO]

FOR IMMEDIATE RELEASE

CONTACT:
Scott D. Schweinfurth                            Joseph N. Jaffoni, Richard Land
Chief Financial Officer                          Jaffoni & Collins Incorporated
WMS Industries Inc.                              212/835-8500 or wms@jcir.com
847/785-3760 or sschweinfurth@wmsgaming.com


                  WMS INDUSTRIES REPORTS THIRD QUARTER RESULTS

  -BOARD OF DIRECTORS AUTHORIZES ADDITIONAL $10 MILLION SHARE BUYBACK PROGRAM-

               - INITIAL VERSION OF CPU-NXT TO BEGIN FIELD TRIAL -

Waukegan, Illinois, April 29, 2003 --- WMS Industries Inc. (NYSE:WMS) today reported a net loss of $1.9 million, or $0.06 per diluted share, for the Company's fiscal third quarter ended March 31, 2003. The Company's quarterly loss was primarily attributable to increased research and development, selling and administrative and depreciation expenses, as well as lower than anticipated participation revenues and gross margins. In the March 2002 quarter, WMS reported a breakeven result.

Revenues in the March 2003 quarter increased by 16% to $41.8 million compared with $36.1 million in the March 2002 quarter. The increase was primarily due to higher gaming machine sales to customers outside North America, which accounted for 67% of units sold in the current quarter compared to 56% in the prior year quarter.

The following table summarizes the key components related to revenue generation:

                                                            Three Months Ended                 Nine Months Ended
                                                                March 31,                          March 31,
                                                                ----------                         ---------
                                                          2003              2002             2003             2002
                                                          ----              ----             ----             ----
Product Sales Revenues                                    $20,257,000      $12,867,000      $57,082,000     $59,208,000
----------------------
   Total Units Sold                                             1,601              948            4,406           5,604
   Average Sales Price Per Unit                                $8,085           $8,481           $8,237          $8,314
    Parts, Used Games, OEM and
    Conversions (Included in Product
    Sales Revenues)                                        $7,313,000       $4,827,000      $20,790,000     $12,616,000

Participation and Lease Revenues                          $21,524,000      $23,223,000      $70,735,000     $72,275,000
--------------------------------
    Average Installed Base                                      5,336            5,743            5,658           5,784
    Installed Base at Period End                                5,300            5,647            5,300           5,647
    Net Revenue Per Day Per Machine                            $37.10           $38.53           $38.51          $39.18



                                     -more-

WMS INDUSTRIES INC., 4/29/03                                              page 2

In addition to the 1,601 new units sold in the March 2003 quarter, the Company shipped 500 gaming stations to Multimedia Games, Inc. under an original equipment manufacturing (OEM) agreement. Revenues from parts, used games, OEM and conversions grew 52% compared to the prior year quarter.

The average installed base of participation gaming devices decreased by 7% to 5,336 units in the March 2003 quarter from 5,743 units in the March 2002 quarter, while the net revenue per day declined 4% from the prior year quarter to $37.10. The Company believes these decreases are due to WMS' current gaming platform not supporting key features and functionality that casino operators demand, such as certain cashless gaming options and multi-denomination/tokenization capabilities. The Company received four approvals for new participation games in the March quarter, including the next MONOPOLY(TM) branded game, FREE PARKING(TM). WMS currently has a net backlog of customer requests for over 400 additional participation gaming machines, an increase of 45% from the backlog at December 31, 2002. In addition, the Company currently has a backlog of over 1,000 game conversions to new participation themes.

Total gross profit increased to $24.3 million in the March 2003 quarter from $22.0 million in the March 2002 quarter. Gross profit margin on product sales for the March 2003 quarter was 37%, up from 20% in the prior year quarter, primarily due to higher margin products representing a greater percentage of product sales revenues and a lower average cost per unit due to higher production volumes, partially offset by a decrease in the average sales price per unit. Gross profit margin on participation and lease revenues decreased in the quarter ended March 31, 2003 to 79% from 84% in the prior year quarter due to the decrease in net revenue per day, lower gross margin on revenues from the SURVIVOR(TM) wide-area progressive product, which was first introduced in April 2002, and higher royalty rates payable to licensors.

Research and development expenses totaled $9.9 million in the March 2003 quarter compared to $6.7 million in the fiscal 2002 third quarter, an increase of $3.2 million, or 48%, principally related to the ongoing execution of the Company's technology improvement initiatives and planned product line expansion. WMS expects to incur increased research and development expenses in upcoming periods to concurrently complete the technology improvement plan while expanding its product offerings.

Selling and administrative expenses increased by $3.4 million or 36% from the prior year quarter, due to costs incurred in preparation for the Company's re-emergence, ongoing costs incurred to


                                     -more-

WMS INDUSTRIES INC., 4/29/03                                              page 3


implement a new Enterprise Resource Planning system and increased legal expenses. WMS had an operating loss of $5.2 million in the March 2003 quarter, compared to an operating loss of $551,000 in the March 2002 quarter. The decrease in operating results was due primarily to the increase in research and development, selling and administrative and depreciation expenses, partially offset by an increase in gross profit. The effective income tax rate for the quarter reflects a benefit from a reduction in prior year taxes, which were less than amounts previously provided.

"During the quarter, we continued to advance both our technology improvement and product expansion plans," stated Brian R. Gamache, President and Chief Executive Officer. "In addition, we began implementing a comprehensive re-emergence plan in all operating areas. This re-emergence plan will ensure that all critical tasks and responsibilities are completed on time so we are prepared for our re-launch, which is now about six months away. The first visible indication of the re-launch will be a creative new marketing and communication campaign that begins this summer. In preparation for our re-emergence, our product submission and staffing expenses are ramping up.

"Version 2.57 of our legacy operating system has continued to show significant improvement over prior versions of the software, and except for three casinos in Ontario, we have completed all mandatory upgrades," commented Gamache. "Version
2.59 of the operating system is specific to printer gaming devices and it has been approved by the lab in Nevada. We are about to begin a field trial being conducted by the Audit Division of the Nevada Gaming Control Board. We expect to complete the upgrade of our printer gaming devices in Nevada in July.

"For the mid-term phase of the technology improvement plan, we have submitted both versions of CPU-NXT(TM) to the six North American gaming labs and have already begun receiving the first lab approvals for the initial version of the operating system software. We anticipate announcing our choice between the two versions of CPU-NXT early this summer. We are scheduled to begin our first field trial in early May and are on track to receive our first CPU-NXT approval late in the September 2003 quarter. We expect new game approvals on this system a month or two later, and shipments of our first new games on the CPU-NXT operating system in our new Bluebird (TM) cabinet in the December 2003 quarter.

"Our growth strategy includes expanding the product lines we can offer to our customers. During the March quarter, we also submitted our mechanical reel-spinning platform to the gaming labs, and they are currently testing this product. We expect to begin field trials for this product next month. Earlier this month, we received our Nevada gaming license to operate an inter-casino linked system, a key step in launching our proprietary wide-area progressive system in summer 2004. These new product offerings should significantly expand and diversify our future potential revenue sources.

                                     -more-

WMS INDUSTRIES INC., 4/29/03                                              page 4


"Our balance sheet remains strong," Gamache concluded. "We've actively managed our working capital while investing in licensed brands and technologies. We expect that both the June and September 2003 quarters will result in moderate operating losses but no significant reduction in cash and investments, other than cash to be used in our new share repurchase program. In addition, in the June quarter we anticipate that we will record a charge for a previously announced restricted stock grant if our Board of Directors determines that we have met the vesting conditions, which are primarily based on the stabilization of the legacy operating system. During the March quarter we completed the $10 million share repurchase program authorized by our Board of Directors in September. Since the first program was put in place in January 2002, we have repurchased 2,401,200 shares on the open market, or 7.4% of the previous number of shares outstanding, for $30.0 million at an average price of $12.49 per share. Additionally, our Board of Directors has now approved a new $10.0 million stock buy-back program for the next twelve months. Any share repurchases will be made from time to time in open market or privately negotiated transactions."

WMS Industries Inc. is hosting a conference call and web cast at 4:30 p.m. EDT today, Tuesday April 29, 2003. The conference call numbers are 212/676-5411 or 415/537-1859. To access the live call on the Internet, log on to http://wmsgaming.com (select "Co. Info," then "Investor Relations"). Following its completion, a replay of the call can be accessed for sixty days on the Internet via http://wmsgaming.com.

MONOPOLY(TM) and FREE PARKING(TM) are trademarks of Hasbro, Inc. (C) 2003 Hasbro, Inc. All rights reserved. Used with permission.
SURVIVOR(TM) is a trademark of Survivor Productions LLC.
CPU-NXT(TM) and Bluebird(TM) are trademarks of WMS Gaming Inc. All rights reserved. (C)2003 WMS Industries Inc.

This press release contains forward-looking statements concerning future business conditions and the outlook for the Company based on currently available information that involves risks and uncertainties as more fully described under "Item 1. Business -- Risk Factors" in the Company's Annual Report on Form 10-K. The Company's actual results could differ materially from those anticipated in the forward-looking statements depending on factors, including, but not limited to: the expansion of legalized gaming into new markets; the development, introduction and success of new games and new technologies; the ability to maintain the scheduling of these introductions; the occurrence of software anomalies that affect the Company's games; the ability of the Company to implement its technology improvement plan; and the ability of the Company to qualify for and maintain gaming licenses and approvals. The forward-looking statements made herein are only made as of the date of this press release, and the Company undertakes no obligation to publicly update the forward-looking statements to reflect subsequent events or circumstances, except as required by law.

WMS Industries Inc. is engaged in the design, manufacture and sale and lease of gaming machines and video lottery terminals.




                                 -tables follow-

WMS INDUSTRIES INC., 4/29/03                                              page 5


                               WMS INDUSTRIES INC.
                      Consolidated Statement of Operations
                    (In thousands, except per share amounts)

                                                                        Three Months Ended               Nine Months Ended
                                                                            March 31,                        March 31,
                                                                     -----------------------          -----------------------
                                                                       2003            2002              2003         2002
                                                                     --------       --------          --------       --------
Revenues:
  Product Sales                                                      $ 20,257       $ 12,867          $ 57,082       $ 59,208
  Participation and Lease                                              21,524         23,223            70,735         72,275
                                                                     --------       --------          --------       --------
     Total Revenues                                                    41,781         36,090           127,817        131,483
                                                                     --------       --------          --------       --------

Costs and Expenses:
  Cost of Product Sales                                                12,816         10,298            35,129         36,861
  Cost of Participation and Lease                                       4,625          3,827            14,234         10,857
  Research and Development                                              9,949          6,669            29,339         17,880
  Selling and Administrative                                           12,925          9,537            36,452         35,548
  Depreciation and Amortization                                         6,659          6,310            20,704         18,364
                                                                     --------       --------          --------       --------
      Total Costs and Expenses                                         46,974         36,641           135,858        119,510
                                                                     --------       --------          --------       --------

Operating Income (Loss)                                                (5,193)          (551)           (8,041)        11,973
Interest and Other Income and Expense, Net                                851            584             1,824          2,518
                                                                     --------       --------          --------       --------

Income (Loss) Before Income Taxes                                      (4,342)            33            (6,217)        14,491
(Provision) Benefit for Income Taxes                                    2,394             (2)            3,092         (5,346)
                                                                     --------       --------          --------       --------

Net Income (Loss)                                                    $ (1,948)      $     31          $ (3,125)      $  9,145
                                                                     ========       ========          ========       ========

Basic Earnings (Loss) Per Share of Common Stock                      $  (0.06)      $   0.00          $  (0.10)      $   0.28
                                                                     ========       ========          ========       ========

Diluted Earnings (Loss) Per Share of Common Stock:                   $  (0.06)      $   0.00          $  (0.10)      $   0.28
                                                                     ========       ========          ========       ========

Average Number of Shares Outstanding
  Basic                                                                30,259         32,028            30,584         32,133
                                                                     ========       ========          ========       ========
  Diluted                                                              30,259         32,463            30,584         32,849
                                                                     ========       ========          ========       ========




                          -balance sheet data follows-

WMS INDUSTRIES INC., 4/29/03                                              page 6


                               WMS INDUSTRIES INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                   March 31, 2003   June 30, 2002
                                                                   --------------   -------------
ASSETS
------
Cash and Short-Term Investments, Including
   $1,985 and $1,250 of Restricted Amounts for
   Progressive Jackpots, Respectively                                  $ 74,632         $105,580
Receivables, net                                                         35,323           36,409
Inventories                                                              28,647           29,673
Income Tax Receivable                                                     7,467            9,491
Other Current Assets                                                     10,618           11,532
                                                                       --------         --------
   Total Current Assets                                                 156,687          192,685
                                                                       --------         --------

Participation or Leased Gaming Machines, net                             30,461           31,514
Property, Plant and Equipment, net                                       47,504           41,546
Other Assets                                                             24,913           15,420
                                                                       --------         --------

Total Assets                                                           $259,565         $281,165
                                                                       ========         ========


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Accounts Payable                                                       $  9,594         $  7,646
Accrued Liabilities                                                      14,021           13,991
                                                                       --------         --------
   Total Current Liabilities                                             23,615           21,637
                                                                       --------         --------


Stockholders' Equity:
   Common Stock                                                          16,179           16,173
   Additional Paid-in Capital                                           198,548          198,347
   Retained Earnings                                                     49,120           52,245
   Unearned Restricted Stock                                             (2,077)          (1,960)
   Accumulated Other Comprehensive Income                                   588               67
   Treasury Stock                                                       (26,408)          (5,344)
                                                                       --------         --------
       Total Stockholders' Equity                                       235,950          259,528
                                                                       --------         --------

Total Liabilities and Stockholders' Equity                             $259,565         $281,165
                                                                       ========         ========



                                      # # #